Exhibit 10.6

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

NOBELPHARMA CO., LTD.

AND

ULTRAGENYX PHARMACEUTICALS, INC

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), effective as of September 30, 2010 (the “Effective Date”), is made by and between Nobelpharma Co., Ltd., a Japanese corporation, having a principal place of business at Kyodo Bldg. (Horidome), 12-10 Nihonbashi-kobunacho, Chuo-Ku, Tokyo, Japan (“NPC”), and Ultragenyx Pharmaceuticals, Inc., a California corporation, having offices at 77 Digital Drive, Suite 210, Novato, CA 94949, U.S.A. (“UPI”) (each a “Party,” together the “Parties”).

BACKGROUND

WHEREAS, NPC owns or controls certain patent and know-how rights with respect to the Compound (as defined below);

WHEREAS, NPC desires to collaborate with UPI on the research, development and commercialization of the Compound;

WHEREAS, UPI desires to obtain from NPC the licenses set forth herein, and NPC desires for the reasons described above to grant such licenses to UPI, all on the terms and conditions set forth in this Agreement

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

1.1 “AAA” means the American Arbitration Association.

1.2 “Affiliate” of a Party means any corporation or other business entity which during the Term of this Agreement controls, is controlled by or is under common control with such Party but only for so long as such entity controls, is controlled by, or is under common control with such Party. For the purposes of this definition, with respect to a particular entity “control” means the ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote for the election of directors, and for non-stock organizations, of the equity interests entitled to control the management of such entity.

1.3 “Business Day” means a day other than Saturday, Sunday or any day on which the Bank of Japan or commercial banks located in New York, New York are authorized or obligated by applicable Laws to close.

1.4 “Commercialization” means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a Product. “Commercialize” means to engage in Commercialization.

1.5 “Commercially Reasonable Efforts” means efforts and resources normally used by a similarly situated therapeutic pharmaceutical company for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of all applicable products, and other relevant commercial, scientific and other factors.

1.6 “Common Stock” means the common stock of UPI.

1.7 “Compound” means the compound identified as N-acetylneuraminic acid.

1.8 “Confidential Information” of a Party means any data and information of a confidential and proprietary nature (including, but not limited to, trade secrets, know-how, technical and business information, patent information, structures, models, techniques, formula, processes, compositions, compounds, apparatus, specifications, samples and inventions) of such Party previously received or to be received (regardless of whether orally, in writing, by e-mail or any other means) by the other Party in connection with the negotiation, execution or performance of this Agreement, but excludes any information: (i) that is already publicly known when this Agreement is executed or it is received by the other Party; or (ii) that becomes publicly known after the Effective Date without any fault of the other Party.

1.9 “Controlled” or “Controls” means the legal authority or right of a Party hereto (or any of its Affiliates), when used in reference to intellectual property, to grant a license or sublicense of intellectual property rights to another Party, or otherwise to disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.10 “Covered” or “Covering” means, with respect to a particular Valid Claim and a Product, that the manufacture, use, sale, offer for sale or importation of such Product, but for the licenses granted herein, would infringe such Valid Claim.

1.11 “Development” means non-clinical and clinical drug development activities related to the development and submission of information to a Regulatory Authority, including, without limitation, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, and clinical studies (including, without limitation, pre- and post-approval studies). Development specifically excludes regulatory activities directed to obtaining pricing and reimbursement approvals and all other Commercialization activities. “Develop” means to engage in Development.

1.12 “Development Plan” means the development plan to be prepared jointly by the Parties as soon as reasonably practicable after the execution of this Agreement and as may be revised from time to time in accordance with this Agreement. The Development Plan will set forth the Development activities, including the anticipated costs, on a summary basis. The Parties agree that there does not have to be absolute consensus between them with respect to the activities contained in the Development Plan. Provided that where there is a disagreement between the Parties or a consensus on a Development activity in the Development Plan cannot be reached, then the Development Plan will note such disagreement.

1.13 “Drug Substance” means a quantity of the Compound in bulk form.

1.14 “EMEA” means the European Medicines Agency, or any successor agency thereto.

1.15 “EU” means the European Union, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization. In the event that the European Union adds one or more new member nations during the Term of this Agreement, the Parties will discuss in good faith whether to amend the definition of “EU” to include such nation(s).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.16 “Europe” means the [***].

1.17 “FDA” means the United States Food and Drug Administration and any successor thereto having substantially the same functions.

1.18 “First Commercial Sale” means, with respect to a particular Product and Territory, the first bona fide commercial sale of such Product following Regulatory Approval to market such Product to a Third Party in such Territory by or under authority of a Party, its Affiliates or Sublicensees.

1.19 “First UPI Approval” means the first Regulatory Approval for a Product in the United States or Europe, whichever is the earlier.

1.20 “GAAP” means United States Generally Accepted Accounting Principles (as consistently applied by the applicable Party and its Affiliates).

1.21 “GMP” means the then-current good manufacturing practices required by: (a) the provisions of 21 C.F.R., parts 210 and 211 and all applicable rules, regulations, orders and guidances (as the same may from time to time be amended); (b) ICH, Guidance for Industry Q7a Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients (as the same may from time to time be amended); (c) the provisions of Chapter II of EC Commission Directive 91\356\EEC together with the Guide to Good Manufacturing Practice published by the EC Commission in 1992 (ISBN 92-826-3180-X) (as the same may from time to time be amended); and (d) any other applicable Laws, guidelines, regulations and industry standards, that apply to any manufacturing or processing activities hereunder, or the facilities in which any such activities are performed.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.22 “IND” means an Investigational New Drug Application (as defined in the United States Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder), or any corresponding application, registration or certification with a Regulatory Body in any jurisdiction.

1.23 “Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding, whether or not patentable.

1.24 “JCAA” means the Japan Commercial Arbitration Association.

1.25 “JHSF” means the Japan Health Sciences Foundation.

1.26 “Joint Know-How” shall mean any Know-How, resulting from the Agreement, obtained, developed or invented jointly by at least one employee of NPC or others acting on behalf of NPC and at least one employee of UPI or others acting on behalf of UPI, during the course of Development activities under the Agreement, where inventorship of an Invention, whether patentable or not, is to be determined in accordance with the patent laws of the United States.

1.27 “Joint Patent Rights” shall mean all Patent Rights that claim Joint Know-How.

1.28 “Know-How” means any protocols, formulas, data, Inventions, methods, proprietary information, processes, techniques, technology, materials (including biological or other materials) and trade secrets, patentable or otherwise, and any intellectual property rights (other than Patent Rights) therein.

1.29 “Korosho” means the Japanese Ministry of Health, Labour and Welfare, or any successor agency thereto.

1.30 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign.

1.31 “Manufacture” and “Manufacturing” mean, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, storing and quality control testing of such product or compound.

1.32 “Net Sales” means the actual amounts invoiced for Products sold by a Person and its Affiliates and Sublicensees to a Third Party (excluding any sales among such Person and its Affiliates or Sublicensees where the Affiliate or Sublicensee is not itself the user of the Product) less the following amounts related to the Products: (a) credits, allowances, discounts, rebates, and chargebacks for spoiled, damaged, outdated, rejected, and returned Products, (b) freight and insurance costs incurred with respect to the shipment of the Products to customers, (c) duties, surcharges and other governmental charges, (d) sales, use, value-added, excise and other similar taxes (excluding income taxes), (e) cash, quantity, trade and similar discounts, rebates, allowances and other price reductions actually granted or paid by a Person and its Affiliates to the extent that such reductions relate to sales of the Products, and (f) actual uncollectible amounts. If a sale, transfer or other disposition with respect to a product is made for consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be the arm’s length fair market value thereof. For purposes of this Agreement, “sale” means any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of product, at no charge, for pre-clinical, clinical or regulatory purposes or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes. In the event that a Product is sold that includes more than one active ingredient, Net Sales for purposes of determining payments under this Agreement shall be limited to the portion of the Net Sales (determined in accordance with the preceding paragraph) allocated to the Compound rather than the other active ingredient(s), as determined by good faith negotiations between the Parties.

1.33 “NDA” means a New Drug Application (as defined in the United States Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder), or any corresponding application, registration or certification for Regulatory Approval of a Product with a Regulatory Authority in any jurisdiction.

1.34 “[***] Technology” means the technology developed based on studies conducted by [***] related to the [***].

1.35 “North America” means [***].

1.36 “NPC Know-How” means all Know-How that is (i) necessary or useful for the Development and/or Commercialization of the Compound and/or Products; and (ii) Controlled by NPC or its Affiliates as of the Effective Date or during the Term of this Agreement, excluding Joint Know-How.

1.37 “NPC Patent Rights” means any Patent Rights that are (i) necessary or useful for the Development and/or Commercialization of the Compound and/or Products; and (ii) Controlled by NPC or its Affiliates during the Term of this Agreement, excluding Joint Patent Rights.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.38 “NPC Territory” means [***].

1.39 “Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof, and any foreign counterparts to any of the foregoing.

1.40 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.41 “Phase II Trials” means human clinical trials, the principal purpose of which is to evaluate both clinical efficacy and safety of an investigational product, and/or to obtain a preliminary evaluation of the dosage regimen of an investigational product, as more fully defined in 21 C.F.R. §312.21(b) or similar clinical study in a country other than the United States.

1.42 “Phase III Trials” means human clinical trials, the principal purpose of which is to establish substantial evidence of both safety and efficacy in patients with the disease or condition being studied, as more fully defined in 21 C.F.R. §312.21(c) or similar clinical study in a country other than the United States. Phase III Trials shall also include any other human clinical trial intended to serve as a pivotal trial to support the submission of an application for Regulatory Approval.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.43 “Product” means a pharmaceutical preparation which incorporates the Compound as an active drug substance.

1.44 “Regulatory Approval” means approval of the Regulatory Authority in a country necessary for the marketing and sale of a Product in the applicable country. As used herein, “Regulatory Approval” shall not include pricing or reimbursement approval.

1.45 “Regulatory Authority” means the FDA, Korosho, Pharmaceuticals and Medical Devices Agency of Japan and any or all equivalent governmental or administrative authorities outside the United States or Japan whose approval is required for manufacture, marketing, promotion, sale or distribution of the Products.

1.46 “Sublicensee” means a Third Party expressly licensed by a Party to make, use, import, offer for sale or sell Product. The term “Sublicensee” shall not include distributors (i.e. a Third Party who purchases product from a Party for resale).

1.47 “Territory” means the NPC Territory or the UPI Territory, as the case may be.

1.48 “Third Party” means any Person or entity other than NPC and UPI, and their respective Affiliates.

1.49 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof, including, without limitation, any trademark, trade dress, brand mark, house mark, trade name, brand name, logo, or business symbol (whether or not registered or registerable) used or displayed with respect to any Product.

1.50 “UPI Know-How” means all Know-How that is (i) necessary or useful for the Development and/or Commercialization of the Compound and/or Products; and (ii) Controlled by UPI or its Affiliates as of the Effective Date or during the Term of this Agreement, excluding Joint Know-How.

1.51 “UPI Patent Rights” means any Patent Rights that are (i) necessary or useful for the Development and/or Commercialization of the Compound and/or Products; and (ii) Controlled by UPI or its Affiliates during the Term of this Agreement, excluding Joint Patent Rights.

1.52 “UPI Territory” means [***].

1.53 “Valid Claim” means (i) a claim of an issued and unexpired patent (or the equivalent in a supplementary protection certificate), which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken or (ii) a claim of a pending patent application, filed in good faith, which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken; provided that no more than five (5) years has passed since the filing date for such patent application.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.54 Additional Terms. In addition to the foregoing, the following terms shall have the meaning defined in the corresponding Section below:

Definition	Section Where Defined
Abandonment	9.3.3
Business Year	8.1.2
Competitive Product	5.4
Indemnification Claim	12.3
Indemnitee	12.3
Indemnitor	12.3
Infringement	9.5
Intellectual Properties	9.3.1
JDCC	2.1
JHSF License Agreement	3.1.1
JHSF Royalty	7.6.2
Losses and Claims	12.1
Supply Agreement	6.1
Term	13.1

ARTICLE 2

JOINT DEVELOPMENT AND COMMERCIALIZATION COMMITTEE

2.1 Joint Development and Commercialization Committee. The Parties agree to establish a joint Development and Commercialization committee (“JDCC”), which shall consist of no fewer than two (2) permanent members, with the JDCC having equal representation by each Party on the JDCC. Each Party may replace any or all of its representatives on the JDCC at any time upon written notice to the other Party. Such representatives shall include individuals within or designated by the senior management of each Party. JDCC representatives of each Party shall, individually or collectively, have expertise and/or responsibility in business to provide oversight and management of Development and Commercialization activities undertaken under this Agreement. Any member of the JDCC may designate a substitute to attend and perform the functions of that member at any meeting of the JDCC, and each member of the JDCC may invite such other non-members (subject to the confidentiality provisions set forth in Article 10) as deemed necessary to any meeting of the JDCC as nonvoting observers to help explore and resolve the issues before the JDCC.

2.1.1 Meetings. The JDCC shall meet [***] annually during the Term or more frequently as the Parties agree may be necessary or appropriate, or at such frequency as agreed by the respective committee members. Meetings of the JDCC shall alternate between the facilities of UPI in the United States (or such other location as specified by UPI), and the facilities of NPC in Japan (or such other location as specified by NPC), with the first such meeting to take place in Tokyo, Japan, provided that such meetings may also be held by video conference upon either Party’s reasonable request. The JDCC members will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference.

2.1.2 Responsibility; Decision Making. The JDCC shall perform the following functions: (i) exchange information concerning the overall strategy and timelines for the Development Plan; (ii) review and evaluate data and progress of the activities under the Development Plan; (iii) resolve disputes or disagreements between the Parties with respect to the Development Plan; (iv) ensure open communication between the Parties as relates to the Development Plan, including making arrangements for a third party service provider to provide for a secure electronic data room to share data, documentation, information and materials generated for or used in the research, development, production or other exploitation of the Compound and Products; (v) make amendments to the Development Plan then in effect; and (vi) taking such other actions as are specifically allocated to the JDCC under this Agreement. Any approval, determination or other action of the JDCC shall require agreement of the members of the JDCC, with each Party having one (1) vote. Action that may be taken at a meeting of the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

JDCC also may be taken without a meeting if a written consent setting forth the action so taken is signed by all members of the JDCC. In the event the JDCC is unable to reach consensus on a particular matter within its jurisdiction, the matter shall be referred to executives of the Parties in accordance with Section 14.1, and if such referral does not resolve such matter, then the dispute shall be resolved via arbitration in accordance with Section 14.2.

2.2 Reports; Records; Transfer of Data and Documentation. Each Party shall cooperate fully with the other Party and shall provide the other Party with all data, documentation, information and materials generated or used by the Party in the research, development, production or other exploitation of the Compound and Products, in accordance with this Section 2.2. Each Party shall, following the end of [***] of each calendar year, report to the other Party in reasonable detail at the first meeting of the JDCC to be held after such [***] its Development and Commercialization activities in such Party’s Territory (other than those under the Development Plan) during the [***] period until such [***]. Each Party agrees to provide the other Party with any preclinical data obtained during the course of each study specified in the Development Plan and any clinical data obtained during the course of its Development activities within a reasonable time period after the completion of each such study, to the extent a Party has the right to so provide such data. Any such data so provided shall be deemed the Confidential Information of both Parties, and each Party shall be authorized to use such data solely for the Development and Commercialization of Products in their respective Territory or as otherwise permitted under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION IN THE NPC TERRITORY

3.1 Development and Commercialization of Products. NPC shall have responsibility for Development and Commercialization of Products in the NPC Territory at its sole discretion and expense in accordance with this Article 3.

3.1.1 Commercially Reasonable Efforts. NPC shall use Commercially Reasonable Efforts (by itself or through contract service organizations or other permitted Sublicensees) to Develop and Commercialize the Product in the NPC Territory. Without limiting the foregoing, NPC shall use Commercially Reasonable Efforts to initiate, as defined in this Section 3.1.1, such clinical trials as maybe required by the relevant Regulatory Authority for a Product in Japan within [***] after the Effective Date, subject to no intervening action by such Regulatory Authority, provided that Nishino Technology is validly and effectively licensed to NPC under a license agreement with the JHSF (the “JHSF License Agreement”) within a reasonable period of time after the Effective Date. In this Section 3.1.1, “initiate” shall mean the filing of an IND by NPC (including, but not limited to, an IND of investigator initiated trial sponsored by NPC) or, if applicable, such filing by referencing any existing IND of UPI.

3.1.2 Responsibilities. NPC shall be responsible for the strategy, plans and budgets for marketing and promotion of Products in the NPC Territory, including without limitation establishing and managing marketing, promotion, and distribution capabilities. NPC shall file and be the owner of all regulatory filings in the NPC Territory for Products, including all NDAs and Regulatory Approvals, unless otherwise agreed by the Parties.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2 Initial Document and Data Transfer. During the [***] period following the Effective Date NPC shall provide UPI with one (1) electronic or paper copy in English or Japanese of all documents, data or other information Controlled by NPC as of the Effective Date, to the extent (x) that such documents, data and information are (i) subject to the NPC Know-How license under Section 5.1; and (ii) reasonably necessary for UPI to obtain the Regulatory Approval of Products in the UPI Territory and (y) that NPC has the right to so provide. Such documentation shall not be used by UPI for any purpose other than Development, Manufacture and Commercialization of the Compound and Products in the UPI Territory in accordance with this Agreement. NPC shall be responsible for the cost of providing one (1) set of copies only. Any and all such materials delivered to UPI pursuant to this Section 3.2 are and shall remain the property of NPC, provided that all such material shall be treated as being Confidential Information of both Parties. The Parties agree that, consistent with the exclusive license granted under Section 5.1, during the term in which such license is in effect: (i) NPC shall not undertake any further Development activities in the UPI Territory; and (ii) NPC shall not engage or correspond with Regulatory Authorities in the UPI Territory without prior written approval of UPI.

3.3 Technical Assistance. Upon reasonable request by UPI, NPC shall reasonably cooperate with UPI to provide technical assistance with respect to Development of Products in the UPI Territory. Such cooperation shall include providing UPI with reasonable access by teleconference or in person at NPC’s corporate and manufacturing facilities (subject to NPC’s customary rules and restrictions with respect to site visits by non-NPC personnel) to NPC personnel involved in the research, manufacturing and development of the Compound and Products. Upon UPI’s request, NPC may in its discretion dispatch NPC personnel to UPI in order to support Development of Products by UPI in the UPI Territory. All expenses for such dispatch including traveling and lodging expenses shall be equally shared by the Parties unless otherwise agreed between the Parties.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4 Trademarks. NPC shall have the right to select, own, maintain and enforce Trademarks for Products in the NPC Territory. In the event that UPI desires to use for Products in the UPI Territory one or more Product-specific Trademarks that are used in the NPC Territory and owned or Controlled by NPC, NPC shall, upon UPI’s reasonable request, grant to UPI a royalty-free exclusive license, with the right to grant and authorize sublicenses, to use, display and enforce such Trademark(s) in connection with Products in the UPI Territory, provided that UPI will pay all registration and maintenance costs for such Trademarks and will agree to comply with the terms of a reasonable trademark policy provided by NPC to UPI in writing.

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION IN THE UPI TERRITORY

4.1 Development and Commercialization of Products. UPI shall have responsibility for Development and Commercialization of Products in the UPI Territory at its sole discretion and expense in accordance with this Article 4.

4.1.1 Commercially Reasonable Efforts. UPI shall use Commercially Reasonable Efforts (by itself or through contract service organizations or other permitted Sublicensees) to Develop and Commercialize Products in the UPI Territory. Without limiting the foregoing, UPI shall use Commercially Reasonable Efforts to initiate, as defined in this Section 4.1.1, such clinical trials as maybe required by FDA (or EMEA) for a Product in North

America (or a major country in Europe) within [***] after the Effective Date, subject to no intervening FDA (or EMEA) action; provided that all documents, filings and other information reasonably necessary for UPI to achieve such deadline and Controlled by NPC shall be provided by NPC in accordance with terms of this agreement. In this Section 4.1.1, “initiate” means the filing of a separate IND by UPI or, if applicable, such filing by referencing any existing IND of NPC.

4.1.2 Responsibilities. UPI shall be responsible for the establishment and implementation of the strategy, plans and budgets for marketing and promotion of Products in the UPI Territory, including without limitation establishing and managing marketing, promotion, and distribution capabilities. UPI shall file and be the owner of all regulatory filings in the UPI Territory for Products, including all NDAs and Regulatory Approvals, unless otherwise agreed by the Parties. UPI agree that, consistent with the exclusive license granted under Section 5.2, during the term in which such license is in effect: (i) UPI shall not undertake any further Development activities in the NPC Territory; and (ii) UPI shall not engage or correspond with Regulatory Authorities in the NPC Territory without prior written approval of NPC.

4.2 Technical Assistance. Upon reasonable request by NPC, UPI shall reasonably cooperate with NPC to provide technical assistance with respect to Development of Products in the NPC Territory. Such cooperation shall include providing NPC with reasonable access by teleconference or in person at UPI’s corporate and manufacturing facilities (subject to UPI’s customary rules and restrictions with respect to site visits by non-UPI personnel) to UPI personnel involved in the research, manufacturing and development of the Compound and Products. Upon NPC’s request, UPI may in its discretion dispatch UPI personnel to NPC in order to support Development of Products by NPC in the NPC Territory. All expenses for such dispatch including traveling and lodging expenses shall be equally shared by the Parties unless otherwise agreed between the Parties.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3 Trademarks. UPI shall have the right to select, own, maintain and enforce Trademarks for Products in the UPI Territory. In the event that NPC desires to use for Products in the NPC Territory one or more Product-specific Trademarks that are used outside the NPC Territory and owned or Controlled by UPI, UPI shall, upon NPC’s reasonable request, grant to NPC a royalty-free exclusive license, with the right to grant and authorize sublicenses, to use, display and enforce such Trademark(s) in connection with Products in the NPC Territory, provided that NPC will pay all registration and maintenance costs for such Trademarks and will agree to comply with the terms of a reasonable trademark policy provided by UPI to NPC in writing.

ARTICLE 5

LICENSES AND COVENANTS NOT TO COMPETE

5.1 License to UPI. Subject to the terms and conditions of this Agreement, NPC hereby grants to UPI an exclusive license under the NPC Patent Rights and NPC Know-How, with the limited right to sublicense, solely as set forth in Section 5.3, to research, Develop, make and have made, use, import, offer for sale, sell and otherwise exploit and Commercialize Products in the UPI Territory.

5.2 License to NPC. Subject to the terms and conditions of this Agreement, UPI hereby grants to NPC an exclusive license under the UPI Patent Rights and UPI Know-How, with the limited right to sublicense solely as set forth in Section 5.3, to research, Develop, make and have made, use, import, offer for sale, sell and otherwise exploit and Commercialize Products in the NPC Territory.

5.3 License and Sublicense Grants. (a) Each Party shall have the right to grant sublicenses under the NPC Patent Rights, NPC Know-How, UPI Patent Rights and UPI Know How, as applicable, to contract service organizations and similar Third Parties to the extent reasonably necessary for such Party to exercise its rights or perform its obligations under Section 3.1 and 4.1 and the Supply Agreement. (b) Upon Commercialization, each Party shall have the right to sublicense the respective license granted in Section 5.1 and Section 5.2 to a bona fide collaboration partner; provided that such sublicensee shall not have the right to grant any further sublicenses. (c) Any sublicense granted under this Section 5.3 shall be subject to the following: (i) such sublicense agreement shall refer to this Agreement and shall be subordinated to and consistent with the terms and conditions of this Agreement; and (ii) the granting Party shall remain responsible for the performance of this Agreement (including without limitation obligations to participate in the JDCC and use Commercially Reasonable Efforts with respect to Development and Commercialization of the Product).

5.4 Covenant Not to Compete. Each Party hereby covenants that for a period of [***] after the Effective Date, it will not (by itself or through authorization of, or collaboration with, others) (i) conduct any Phase II Trials or Phase III Trials for purposes of seeking Regulatory Approval of a Competitive Product; or (ii) market, sell or promote any Competitive Product. For the purposes of this Section 5.4, “Competitive Product” means [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.5 License on Completion of Term. On completion of the Term, solely due to the passage of time in accordance with Section 13.1, NPC shall grant to UPI an irrevocable, world-wide, fully-paid and royalty-free license under the NPC Patent Rights and NPC Know-How to research, Develop, Manufacture, use, import, offer for sale, sell and otherwise exploit Products in the UPI Territory, and UPI shall grant to NPC an irrevocable, world-wide, fully-paid and royalty-free license under the UPI Patent Rights and UPI Know-How to research, Develop, Manufacture, use, import, offer for sale, sell and otherwise exploit Products in the NPC Territory.

5.6 No Other Rights; No Implied Licenses. Other than the licenses expressly granted under this Agreement, no right, title or interest in NPC Patent Rights and NPC Know-How shall be granted, by implication, estoppel or otherwise, to UPI and no right, title or interest in UPI Patent Rights and UPI Know-How shall be granted, by implication, estoppel or otherwise, to NPC.

ARTICLE 6

SUPPLY

6.1 Manufacturing and Supply. The Parties shall negotiate in good faith and use Commercially Reasonable Efforts to enter into a definitive supply agreement setting forth the terms and conditions for Manufacture and supply to UPI by NPC of Products and/or Drug Substance (the “Supply Agreement”) prior to the initiation of a Phase II Trial by UPI for the Product in the United States. Until and unless such Supply Agreement is entered into between the Parties, NPC shall use Commercially Reasonable Efforts to Manufacture and supply Products (and/or Drug Substance upon UPI’s request) to UPI. It is understood and agreed between the Parties that under the Supply Agreement NPC shall not be obliged in any event, but shall use Commercially Reasonable Efforts, to Manufacture and supply the Products (and/or Drug Substance). The Supply Agreements shall at a minimum contain the terms and conditions that are usual and customary in the pharmaceutical industry for a supply agreement of this nature and size, including without limitation that: (i) the Product or Drug Substance will be manufactured in compliance with GMP, and (ii) there shall be a reasonable quantity of inventory of the Product produced for storage in the UPI Territory. The size of such inventory will be agreed upon between the Parties and included in the Development Plan as well as in any plans for Commercialization.

6.2 Termination of Supply. If NPC desires to terminate the supply of Products and/or Drug Substance to UPI in accordance with this Agreement and the Supply Agreement, then NPC shall give UPI [***] written notice of termination if before the First UPI Approval in any major market country of the UPI Territory and [***] written notice of termination if after the First UPI Approval in any major market country of the UPI Territory. During the notice period, NPC must use Commercially Reasonable Efforts to supply the reasonable orders expected to maintain the successful development and commercialization of the Products. Upon the termination of the supply of Products and/or Drug Substance by NPC to UPI, NPC will then use Commercially Reasonable Efforts to obtain and provide to UPI, in a timely fashion, batch records, assays methods and manufacturing details required and customary for the technical transfer of production activities for Products and/or Drug Substance to a new facility of UPI’s choice (with respect to such records, methods and details held or owned by a Third Party only to the extent that NPC is permitted to do so in writing by such Third Party), such that such UPI’s new facility may be validated and activated for production of Products and/or Drug Substance.

If UPI desires to terminate the supply from NPC of Products and/or Drug Substance in accordance with this Agreement and the Supply Agreement, UPI must give NPC [***] written notice of termination if before the First UPI Approval in any major market country of the UPI

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Territory and [***] written notice of termination if after the First UPI Approval in any major market country of the UPI Territory. NPC will provide sufficient technical information in a timely fashion to allow the institution of production of Products and/or Drug Substance at a new UPI manufacturing location at UPI’s expense (with respect to such information held or owned by a Third Party only to the extent that NPC is permitted to do so in writing by such Third Party).

6.3 Notwithstanding the aforementioned, in case that UPI proceeds to Manufacture Products and/or Drug Substance independently from NPC, NPC has a right to purchase the Products and/or Drug Substance from UPI, and Supply Agreement shall define the terms and conditions, which are consistent with Article 6.1 and 6.2, for Manufacture and supply to NPC by UPI of the Products and/or Drug Substance. In the event that NPC exercises its rights under this section, UPI shall use Commercially Reasonable Efforts to Manufacture and supply Products (and/or Drug Substance upon NPC’s request) to NPC.

ARTICLE 7

PAYMENTS

7.1 Upfront Payments and Equity Issuance.

7.1.1 Upfront License Fee. UPI has paid ¥10,000,000 to NPC as an upfront license fee per the terms of the Term Sheet for Sialic Acid Treatment dated May 28, 2010 entered into between NPC and UPI. Upon the Effective Date of this Agreement such fee shall become non-refundable.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.1.2 Equity Issuance. As soon as reasonably practicable after the execution of this Agreement, UPI shall issue to NPC and NPC shall purchase 3,000 shares of common stock of UPI (representing approximately [***] percent ([***]%) of the outstanding capital of UPI) pursuant to stock purchase agreement consistent with UPI founder’s stock purchase agreement which shall be disclosed to NPC upon the execution of this Agreement and containing such provisions and terms that are customary and usual for a stock purchase agreement with an investment of this size and nature with such reasonable modifications to be mutually agreed upon in good faith by the Parties. The purchase price of the UPI common stock shall be $0.01 per share. UPI shall ensure that such shares of UPI common stock when issued will be duly authorized, fully paid and non-assessable.

7.2 Development Milestones. UPI shall make non-refundable milestone payments to NPC in the amounts set forth below within [***] Business Days of the achievement of each of the milestones set forth therein:

1. Upon completion by NPC of formulation design of Products to be Commercialized in Japan but in no event before December 31, 2010: ¥20,000,000

2. Completion by NPC of teratogenicity study of Products using rats in Japan but in no event before March 31, 2011: ¥20,000,000

Notwithstanding the foregoing, the milestone payment set forth above shall be non-refundable only if NPC has not breached any material obligations hereunder at the time of the achievement of each milestone set forth above.

7.3 Approval Milestones. UPI shall make a nonrefundable milestone payment of ¥200,000,000 to NPC within [***] Business Days of [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.4 Single Milestones. It is understood and agreed that the payments under these Sections 7.2 and 7.3 shall be due only once, upon the first instance of the milestone events described above. Accordingly, if for example UPI makes one or more of the payments due under Sections 7.2 and 7.3 with respect to achievement of the corresponding milestones, and then subsequently achieves the same development milestone again, UPI shall not be obligated to make any additional milestone payment.

7.5 Royalties.

7.5.1 Net Sales by UPI and its Affiliates. UPI shall pay to NPC a royalty of [***] percent ([***]%) on UPI’s Net Sales of Products in the UPI Territory.

7.5.2 Net Sales by NPC and its Affiliates. NPC shall pay to UPI a royalty of [***] percent ([***]%) on NPC’s Net Sales of Products in the NPC Territory (excluding Japan).

7.6 Additional Terms.

7.6.1 Royalty Term. The royalties due pursuant to Section 7.5 above shall be payable on a country-by-country and Product-by-Product basis commencing on the First Commercial Sale in the Party’s Territory and continuing until the expiration of this Agreement.

7.6.2 Third Party Royalty Payments. If (i) UPI or its Affiliate or Sublicensee, as applicable, is legally required to obtain a license from any Third Party under Patent Rights or Know-How covering a Product in order to import, use or sell such Product; and (ii) UPI or its Affiliate or Sublicensee, as applicable, is legally required under such license to pay to such Third Party license fees, milestone payments, or royalties calculated on Net Sales of such Product, then the amount of UPI’s royalty obligations under Section 7.5.1 hereof, shall be reduced by [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

percent ([***]%) of the amount of such license fees, milestone payments or royalties paid to such Third Party, provided however, that the royalties payable in any calendar quarter under Section 7.5.1 hereof shall not be reduced in any event below [***] percent ([***]%) of the amounts set forth under Section 7.5.1. If (i) NPC or its Affiliate or Sublicensee, as applicable, is legally required to obtain a license from any Third Party under Patent Rights or Know-How covering a Product in order to import, use or sell such Product; and (ii) NPC or its Affiliate or Sublicensee, as applicable, is legally required under such license to pay to such Third Party license fees, milestone payments, or royalties calculated on Net Sales of such Product, then the amount of NPC’s royalty obligations under Section 7.5.2 hereof shall be reduced by [***] percent ([***]%) of the amount of such license fees, milestone payments or royalties paid to such Third Party, provided however, that the royalties payable in any calendar quarter under Section 7.5.2 hereof shall not be reduced in any event below [***] percent ([***]%) of the amounts set forth under Section 7.5.2. UPI and NPC shall use Commercially Reasonable Efforts to minimize the amount of any of the foregoing payments owed to Third Parties. Prior to a Party committing to any payments to any Third Party under this Section 7.6.2, it shall provide the other Party with written notice of a potential need to obtain any Third Party license and the Parties shall discuss such potential need in good faith, provided that such discussions shall not unreasonably limit or delay such Party’s reasonable judgment with respect thereto. Notwithstanding the foregoing, UPI and NPC shall equally share the royalty under the JHSF License Agreement (the “JHSF Royalty”), if any, for use of the Nishino Technology in the UPI Territory. NPC shall pay the license fee to the JHSF and use Commercially Reasonable Efforts to negotiate and obtain the HSTTC license for the Nishino Technology. Each Party shall bear the cost incurred in their respective Territory in connection with the prosecution and maintenance of the intellectual properties related to the Nishino Technology.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 8

PAYMENTS, BOOKS AND RECORDS

8.1.1 Reports; Payments. After the First Commercial Sale of a Product on which royalties are payable by a Party hereunder, such Party shall make and deliver to the other Party quarterly written reports within [***] days after the end of each calendar quarter during the Term stating the quantity, description, and aggregate Net Sales by country of each such Product sold by that Party and its Affiliates and Sublicensees during the calendar quarter. Within thirty [***] of the date of such report, the relevant Party shall pay to the other Party the royalties described above.

8.1.2 After the First Commercial Sale of a Product on which royalties are payable by UPI hereunder, UPI shall make and deliver to NPC annual written reports within [***] days after the end of each business year during the Term, which commences from April 1 and ends on March 31 of the following calendar year (the “Business Year”), stating the sales volume, gross sales, aggregate Net Sales and other items reasonably requested by NPC, by country of each such Product sold by UPI and its Affiliates and Sublicenses during the relevant Business Year. Notwithstanding the provisions of Article 10, NPC may disclose such annual reports to the JHSF subject to the JHSF’s entering into a confidentiality agreement reasonably satisfactory to UPI. Further, UPI shall also promptly provide NPC with any information reasonably requested by NPC, and NPC may, notwithstanding the provisions of Article 10, disclose such information to the JHSF subject to the JHSF’s entering into a confidentiality agreement reasonably satisfactory to UPI.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.2 Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the Party entitled to receive such payment. All payments hereunder shall be made in Japanese Yen. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable Law at a rate equal to the 3-month LIBOR rate at the close of business on the date such payment is due, plus an additional [***]%, calculated on the number of days such payment is delinquent.

8.3 Place of Royalty Payment; Currency Conversion. With respect to gross sales or Net Sales invoiced in a currency other than U.S. Dollars, such gross sales or Net Sales in the quarterly report or annual report as set forth in Section 8.1 above shall be expressed in the invoiced currency, together with the U.S. Dollar and Japanese Yen equivalent (and the royalty payment hereunder shall be made based on such Japanese Yen equivalent), calculated using the arithmetic average of the spot rates on the close of business on the last Business Day of each month of the relevant calendar quarter or the relevant Business Year, in which such gross sales or Net Sales were made. The “closing mid-point rates” found in the “dollar (or yen) spot forward against the dollar (or yen)” table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4 Records; Inspection. Each Party shall keep, and shall ensure that its Affiliates keep, complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of such Party, for at least [***] following the end of the calendar quarter during the Term to which they pertain. Such records will be open for inspection (i) by a public accounting firm designated by the auditing Party which is reasonably acceptable to the audited Party and subject to such accounting firm entering into a satisfactory confidentiality agreement, solely for the purpose of determining the payments to the auditing Party hereunder, or (ii) by the JHSF if the audited Party is UPI and upon a reasonable request by NPC, which is the auditing Party. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable advance notice. Inspections conducted under this Section 8.4 shall be at the expense of the auditing Party, unless an error in books of account and records of the audited Party producing an increase exceeding [***] percent ([***]%) of the amount payable under this Agreement stated for the period covered by the inspection is found in the course of such inspection, whereupon all reasonable costs relating to the inspection for such period shall be borne by the audited Party. Any unpaid or overpaid amounts that are discovered during the course of such inspection will be promptly paid or refunded by the appropriate Party, in each case together with interest noted in Section 8.2 thereon from the date such payments were due (if underpaid) or paid (if overpaid).

8.5 Withholding Taxes. Each Party shall pay any and all taxes levied on account of amounts payable to it under this Agreement. If applicable Laws or regulations require that taxes be withheld, the paying Party will (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper authority, and (iii) send proof of payment to the other Party within [***] days following that payment.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership.

9.1.1 Ownership. All intellectual property right and other right, title, and interest in: (i) UPI Patent Rights and UPI Know-How shall be owned solely by UPI; and (ii) NPC Patent Rights and NPC Know-How shall be owned solely by NPC. All intellectual property right and other right, title and interest in Joint Patent Rights and Joint Know-How shall be owned jointly by UPI and NPC.

9.1.2 Disclosure of Joint Know-How. Each Party shall promptly disclose to the other all Inventions within the Joint Know-How.

9.1.3 Inventorship. In the event of any disagreement between the Parties regarding the inventorship of any Invention, the Parties shall subject the disagreement to the arbitration process contained in Section 14.2.

9.1.4 Execution of Documents. Each Party shall execute such documents and perform such acts as may be reasonably requested by the other Party to enable the other Party to use its interest in the Joint Know-How and Joint Patent Rights or to otherwise give effect to the provisions set forth in this Section 9.1.

9.2 Intellectual Property Right Application. If a Party intends to make application in such Party’s Territory for patent(s), utility model(s) and/or other intellectual property right(s) concerning any Know-How obtained, developed or invented by such Party during the course of the Development activities under this Agreement (including, but not limited to, Joint Know-How), then such Party shall disclose the contents of such application to the other Party in advance of the filing for review and comment.

9.3.1 NPC Territory. As used herein, “prosecution” shall include interferences, reexaminations, reissues, oppositions, and the like. In the NPC Territory, NPC shall have the sole right to control the preparation, filing, prosecution and maintenance of NPC Patent Rights, NPC Know-How, UPI Patent Rights, UPI Know-How, Joint Patent Rights and Joint Know-How (collectively, the “Intellectual Properties”) using patent counsel of NPC’s choice. UPI shall have the right to review and comment on prosecution and patent applications prior to their filing.

9.3.2 UPI Territory. In the UPI Territory, UPI shall have the sole right to control the preparation, filing, prosecution and maintenance of the Intellectual Properties using patent counsel of UPI’s choice. NPC shall have the right of review and comment on prosecution and patent applications prior to their filing.

9.3.3 Abandonment. Each Party shall give timely notice to the other Party of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Joint Patent Rights in their respective Territory (such decision, an “Abandonment”) and, in such case, shall permit the other Party, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Joint Patent Rights in their own Territory. Any such patent rights or patent applications for which the option granted under this Section is exercised shall not be considered part of the Joint Patent Rights thereafter and the claims of such patent rights or patent applications shall not be subject to the license provisions of Article 5 unless otherwise agreed by the Parties.

9.3.4 Intellectual Property Costs. Unless otherwise provided for in this Agreement:

(a) in the UPI Territory, all costs associated with filing, prosecuting, issuing and maintaining UPI Patent Rights, NPC Patent Rights, UPI Know-How and NPC Know-How including interference, opposition, reexamination and reissue actions, shall be borne by UPI;

(b) in the NPC Territory, all costs associated with filing, prosecuting, issuing and maintaining NPC Patent Rights, UPI Patent Rights, NPC Know-How and UPI Know-How including interference, opposition, reexamination and reissue actions shall be borne by NPC; and

(c) all costs associated with filing, prosecuting, issuing and maintaining Joint Patent Rights and Joint Know-How, including interference, opposition, reexamination and reissue actions, shall be equally shared by the Parties.

9.4 Cooperation. Each Party will promptly provide to the other Party information reasonably requested by other Party that is necessary for the prosecution activities pursuant to Section 9.3 above. The Parties agree to cooperate and to take such actions as the Parties mutually agree are reasonable to maximize the protections available under relevant regulations such as the safe harbor provisions of 35 U.S.C. 103(c) for USA patents/patent applications.

9.5 Infringement. UPI and NPC shall promptly notify the other in writing of any alleged or threatened infringement of any of the Intellectual Properties or infringement of any Third Party’s intellectual property by developing, making, having made, using, importing, selling or having sold Products or Drug Substance (collectively, the “Infringement”), of which they become aware.

9.5.1 UPI Territory. In the UPI Territory, UPI shall have the sole right to bring and control any action or proceeding with respect to Infringement by counsel of its own choice.

9.5.2 NPC Territory. In the NPC Territory, NPC shall have the sole right to bring and control any action or proceeding with respect to Infringement by counsel of its own choice.

9.5.3 Unless otherwise provided for in this Agreement:

(a) in the UPI Territory, all costs associated with the enforcement of UPI Patent Rights, NPC Patent Rights, UPI Know-How and NPC Know-How and defense against Infringement shall be borne by UPI;

(b) in the NPC Territory, all costs associated with the enforcement of UPI Patent Rights, NPC Patent Rights, UPI Know-How and NPC Know-How and defense against Infringement shall be borne by NPC; and

(c) all costs associated with the enforcement of Joint Patent Rights and Joint Know-How shall be equally shared by the Parties.

9.6 Patent Term Extension; Data Exclusivity. UPI shall use Commercially Reasonable Efforts to obtain patent term extensions, supplemental protection certificates or data exclusivity periods (such as those periods listed in the FDA’s Orange Book or its equivalent with the EMEA), or their equivalents in any jurisdiction in Europe and North America, and NPC shall cooperate with UPI in doing so at UPI’s expense, with respect to Products and NPC Patent Rights and UPI Patent Rights covering the Products. If elections with respect to obtaining such patent term extensions or data exclusivity periods are to be made, UPI shall have the right to make the election to seek patent term extension or data exclusivity periods, provided that such election will be made so as to maximize the period of marketing exclusivity for the Products.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. During the Term of this Agreement and for a period of [***] following the expiration or earlier termination hereof, each Party shall maintain in confidence the Confidential Information of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party (in each case, irrespective of whether such Confidential Information is also the Confidential Information of such Party), except (i) on a need-to-know basis to such Party’s directors, officers and employees, (ii) to such Party’s consultants performing work contemplated by the Agreement, and to any subcontractor performing work for such Party hereunder, or (iii) to the extent such disclosure is reasonably necessary in connection with such Party’s activities under rights and licenses expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this Agreement. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

10.2 Permitted Use and Disclosures. The confidentiality obligations under this Article 10 shall not apply to the extent that a Party is required to disclose information by applicable Law, regulation or order of a governmental agency or a court of competent jurisdiction, including filings required by the Securities and Exchange Commission or any similar body, or any securities exchange; provided, however, that such Party shall provide written notice thereof to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the other Party (to the extent not prohibited by Law or court order), and consult with the other Party with respect to such disclosure and provide the other Party reasonable opportunity to object to any such disclosure or to request confidential treatment thereof. Notwithstanding the provisions of this Article 10, the Parties agree that: (i) either Party may, to the extent reasonably necessary, disclose Confidential Information of the other Party to any Regulatory Authority in connection with the Development of a Product which it has the right to Develop under this Agreement; (ii) to the extent they have not done so as of the Effective Date, the Parties shall agree upon a press release related to this Agreement. In addition, each Party will consider in good faith any request by the other Party for a public disclosure not otherwise permitted pursuant to this Article 10, with consent for such disclosure not to be unreasonably withheld, conditioned or delayed. In the event of any termination of this Agreement under Article 13, the Parties shall agree on an announcement of such termination; provided that the Parties shall use reasonable efforts to fashion such announcement so as to minimize any negative impact on either Party as a result of such announcement. Once a particular item of information has been publicly disclosed pursuant to this Article 10, further consent will not be needed for further disclosures thereof.

10.3 Additional Nondisclosure. Each of the Parties hereto agrees not to disclose the terms and conditions of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned or delayed, except to (i) the JHSF subject to the JHSF’s entering into a confidentiality agreement reasonably satisfactory to UPI, (ii) such Party’s attorneys, advisors and actual collaborators on a need to know basis under circumstances that reasonably protect the confidentiality thereof, (iii) Inabata & Co., Ltd., Hisanaga & Co., Ltd. and Development Bank of Japan Inc. (collectively, the “NPC’s Shareholders”) as long as the NPC’s Shareholders maintain ownership of NPC’s stock and are subject to substantially similar terms and conditions of confidentiality obligations of this Agreement, (iv) banks, potential investors and other financial institutions from which NPC or UPI are receiving, will receive or plan to be receiving financing from provided they are subject to confidentiality obligations with substantially similar terms and conditions to the confidentiality obligations of this Agreement, or (v) others to the extent required by Law (and with appropriate requests made for confidential treatment), including disclosures associated with filings required to be made by Law with the Securities and Exchange Commission, any similar body, or any national securities exchange.

10.4 Publication. Any manuscript prepared by UPI or NPC (the “Disclosing Party” in this Section 10.4; for the purpose of this Section 10.4, any manuscript prepared by UPI’s or NPC’s Affiliate shall be deemed as manuscript prepared by UPI or NPC, respectively) on subject matter in connection with this Agreement to be published or publicly disclosed pursuant to this Article 10, shall be subject to the prior review of the other Party (the “Receiving Party” in this Section 10.4) at least [***] days prior to such publication or disclosure and may not be published or publicly disclosed without the prior written consent of the Receiving Party, which consent shall not be unreasonably withheld, conditioned or delayed. Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the Receiving Party shall notify the Disclosing Party in writing within [***] Business Days after receipt of such manuscript of whether the Receiving Party desires to file a patent application on any invention disclosed in such manuscript. In the event that the Receiving Party desires to file such a patent application, the Disclosing Party shall withhold publication or disclosure of such manuscript until the earlier of (i) a patent application is filed thereon, or (ii) the Parties determine after consultation that no patentable invention exists after receipt by the Disclosing Party of the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Receiving Party’s written notice of the Receiving Party’s desire to file such patent application. Further, if such manuscript contains the information of the Receiving Party that is subject to use and nondisclosure restrictions under this Article 10, the Disclosing Party agrees to remove, upon request of the Receiving Party, such information from the proposed publication or disclosure. The determination of authorship and final editorial control over any publications related to any clinical study or research will be the responsibility of the Party that funded such clinical study or research.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that: (i) it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement; (ii) execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized; (iii) this Agreement is legally binding and enforceable on each Party in accordance with its terms; (iv) execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any applicable Laws and do not conflict with, or constitute a breach or default under, any contractual obligation of such Party; and (v) all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with entering into this Agreement have been obtained.

11.2 Representations and Warranties of NPC. NPC represents and warrants to UPI that:

11.2.1 Intellectual Property Rights. As of the Effective Date: (i) NPC has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the NPC Patent Rights or NPC Know-How in the UPI Territory in a manner inconsistent with the rights, options and licenses granted to UPI herein or NPC’s obligations to Manufacture and supply Drug Substance and/or Product pursuant to Article 6, including without limitation by authorizing any Third Party to Manufacture, use or sell the Compound or any Products in any country in the UPI Territory; and (ii) NPC is not aware of any facts or circumstances that would cause the UPI Territory to be invalid or unenforceable, and all necessary fees and other actions required in order to maintain the NPC Patent Rights have been paid or performed to date. In particular, as of the Effective Date NPC owns all right, title and interest in and to the NPC Patent Rights in the UPI Territory, and has not granted any right or license under the NPC Patent Rights authorizing any Third Party to Manufacture, use or sell the Compound in any country the UPI Territory that are inconsistent with the terms of this Agreement.

11.2.2 Disclosure. As of the Effective Date, there is no matter within the knowledge of NPC which NPC has intentionally, knowingly, or negligently failed to disclose, which by itself or in connection with any other matters not disclosed by NPC (i) is material to the evaluation of the Compound and/or Products; and (ii) would materially adversely affect the further Development or Commercialization of any Product.

11.3 Representations and Warranties of UPI. UPI represents and warrants to NPC that:

11.3.1 Intellectual Property Rights. As of the Effective Date: (i) UPI has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the[ UPI Patent Rights or] UPI Know-How in the NPC Territory in a manner inconsistent with the rights, options and licenses granted to NPC herein, including without limitation by authorizing any Third Party to Manufacture, use or sell the Compound or any Products in any country in the NPC Territory; and (ii) UPI is not aware of any facts or circumstances that would cause the NPC Territory to be invalid or unenforceable, and all necessary fees and other actions required in order to maintain the UPI Patent Rights have been paid or performed to date. In particular, as of the Effective Date UPI owns all right, title and interest in and to the UPI Patent Rights in the NPC Territory, and has not granted any right or license under the UPI Patent Rights authorizing any Third Party to Manufacture, use or sell the Compound in any country the NPC Territory that are inconsistent with the terms of this Agreement.

11.3.2 Disclosure. As of the Effective Date, there is no matter within the knowledge of UPI which UPI has intentionally, knowingly, or negligently failed to disclose, which by itself or in connection with any other matters not disclosed by UPI (i) is material to the evaluation of the Compound and/or Products; and (ii) would materially adversely affect the further Development or Commercialization of any Product.

ARTICLE 12

INDEMNIFICATION; PHARMACOVIGILANCE

12.1 UPI Indemnity. UPI shall indemnify, defend and hold harmless NPC and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including, without limitation, reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind, arising out of any claim, action, lawsuit or other proceeding brought by a Third Party (“Losses and Claims”) arising out of or relating, directly or indirectly, to: (i) the Development or Commercialization of the Compound or any Product in the UPI Territory by UPI, its Affiliates or Sublicensees; (ii) the Commercialization of the Compound or any Product in Europe by UPI or its Affiliates; (iii) breach by UPI of Article 11 or any other provision of this Agreement; or (iv) the negligence, recklessness or willful misconduct of UPI; except where such Losses and Claims are attributable to a failure by NPC to comply with applicable Law or the negligence, recklessness or willful misconduct of NPC.

12.2 NPC Indemnity. NPC shall indemnify, defend and hold harmless UPI and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses and Claims arising out of or relating, directly or indirectly, to: (i) the Development or Commercialization of the Compound or any Product in the NPC Territory by NPC or its Affiliates or Sublicensees; (ii) breach by NPC of Article 11 or any other provision of this Agreement; or (iii) the negligence, recklessness or willful misconduct of NPC; except where such Losses and Claims are attributable to a failure by UPI to comply with applicable Law or the negligence, recklessness or willful misconduct of UPI.

12.3 Indemnification Procedure. A claim to which indemnification applies under Section 12.1 or Section 12.2 shall be referred to herein as an “Indemnification Claim”. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the

Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including without limitation any rights under this Agreement or the scope or enforceability of the NPC Patents Rights or NPC Know-How), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 10.

12.4 Insurance. Within [***] months after the Effective Date, each Party shall at its own expense procure and maintain during the Term and for a period of [***] years thereafter an insurance policy/policies, adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent companies similarly situated. Each Party’s insurance

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

coverage shall include without limitation [***]. Such insurance shall not be construed to create a limit of the insuring Party’s liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other Party with a certificate of insurance or other evidence thereof upon request. Each Party shall provide the other Party with written notice at least [***] days prior to the cancellation, non-renewal or a material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

12.5 Global Pharmacovigilance. NPC and UPI shall negotiate in good faith and use reasonable efforts to enter into an agreement regarding the pharmacovigilance of Products within a reasonable period of time after the Effective Date.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. The Term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country until the date of the first launch of a generic product of the Product in a country, unless earlier terminated as provided in this Article 13 (the “Term”).

13.2 Termination for Breach. Subject to Section 13.5, either Party to this Agreement may terminate this Agreement in the event the other Party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder (other than failure to use Commercially Reasonable Efforts (by itself or through contract service organizations or other permitted Third Party licensees or sublicensees) to Develop or Commercialize a Product under Section 3.1.1 or Section 4.1.1), and such breach or default shall have continued for thirty

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(30) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such thirty (30) day period unless the breaching Party has cured any such breach or default prior to the expiration of the thirty (30) day period.

13.3 Failure to Develop or Commercialize Products. Five (5) years after the Effective Date or two (2) years after the first Regulatory Approval in a major market country, whichever is the earlier, the Parties shall discuss in good faith on how to deal with the Development and Commercialization of Products in countries where Products have not been commercially sold regardless of whether the Parties have performed their obligations under Section 3.1.1 or 4.1.1.

13.4 Termination For Bankruptcy. Either Party hereto shall have the right to terminate this Agreement forthwith by written notice to the other Party (i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within thirty (30) days after filing, (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors, or (iv) substantially all of the assets of such other Party are seized or attached and not released within thirty (30) days thereafter.

13.5 Disputed Breach. If either Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party pursuant to Section 13.2, and the allegedly breaching Party provides notice to the other Party of such dispute within the applicable thirty (30) day cure period, the other Party shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure has been determined in accordance with Section 14.2 and the allegedly breaching Party fails to cure such breach within thirty (30) days following such determination (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) days following such determination). It is understood and acknowledged that while such a dispute is pending all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if an arbitrator determines pursuant to Section 14.2 that such payments are to be refunded by one Party to the other Party.

13.7 Effect of Termination. Upon expiration or termination of this Agreement for any reason, the rights and obligations of the Parties shall be as set forth in this Section 13.7.

13.7.1 License on Termination for UPI Breach or Bankruptcy. Upon termination of this Agreement by NPC pursuant to Section 13.2 or 13.4 hereof, UPI shall grant to NPC an irrevocable, world-wide, fully-paid and royalty-free license under the UPI Patent Rights and UPI Know-How to research, Develop, Manufacture, use, import, offer for sale, sell and otherwise exploit Products in the NPC Territory.

13.7.2 License on Termination for NPC Breach or Bankruptcy. Upon termination of this Agreement by UPI pursuant to Section 13.2 or 13.4, NPC shall grant to UPI an irrevocable, world-wide, fully-paid and royalty-free license under the NPC Patent Rights and NPC Know-How to research, Develop, Manufacture, use, import, offer for sale, sell and otherwise exploit Products in the UPI Territory.

13.7.3 Survival. The following provisions shall survive termination or expiration of this Agreement for any reason: Sections 5.5, 9.1, 13.7, 15.1 through 15.4, and 15.7 through 15.12, and Articles 1, 8, 10, 12 and 14. Expiration or termination of this Agreement for any reason shall not relieve the Parties of any liability or obligation accruing on or prior to such expiration or termination, or which is attributable to a period prior to such expiration or termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such expiration or termination. Unless otherwise set forth in this Agreement, any other rights, obligations and provisions hereunder shall terminate and cease to have effect upon expiration or termination of this Agreement.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Escalation to Senior Executives. Other than pursuit of equitable relief as provided in Section 14.4, in the event of a dispute or matter of significant concern arises between the Parties, then at the request of either Party, the matter shall be escalated to the CEO of UPI and the senior executive at NPC with responsibility for pharmaceutical products and authority to make a decision on behalf of the respective Party with respect to such matter. Upon such request, such senior executives shall make themselves reasonably available to meet, and shall meet either by telephone or if specifically requested, in person, to attempt to resolve such matter, and shall thereafter continue to use good faith efforts to attempt to resolve such matter unless it becomes clear that the matter cannot be resolved by mutual agreement. Thereafter, either Party may initiate arbitration pursuant to Section 14.2 below upon written notice to the other Party.

14.2 Arbitration of Disputes. Other than pursuit of equitable relief as provided in Section 14.4, the Parties shall resolve disputes in accordance with this Section 14.2. Any disputes, controversies or differences that may arise under or in relation to this Agreement and which cannot be settled under Section 14.1 shall be settled by arbitration. The arbitration shall be conducted in San Francisco, California in accordance with the applicable rules of the AAA if UPI is the respondent in such dispute or in Tokyo in accordance with the applicable rules of the JCAA if NPC is the respondent in such dispute. Any arbitration conducted under this Section 14.2 shall be conducted in English. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties.

14.4 Injunctive Relief. This Article 14 shall not be construed to prohibit either Party from seeking preliminary or permanent injunctive relief, restraining order or decree of specific performance in any court of competent jurisdiction to the extent not prohibited by this Agreement. For avoidance of doubt, any such equitable remedies provided under this Article 14 shall be cumulative and not exclusive and are in addition to any other remedies, which either Party may have under this Agreement or applicable Law.

ARTICLE 15

MISCELLANEOUS

15.1 Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the state of New York, without reference to conflicts of laws principles.

15.2 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

15.3 Assignment. This Agreement shall not be assignable by either Party without the written consent of the other Party hereto, except either Party may assign this Agreement without such consent to its Affiliates, or to an entity that acquires all or substantially all of the business or assets of such Party related to this Agreement whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that the assignee shall agree in writing to be bound by the terms and conditions of this Agreement.

15.4 Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

15.5 Compliance with Laws. In exercising their rights under this license, the Parties shall fully comply in all material respects with the requirements of any and all applicable Laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Products pursuant to this Agreement.

15.6 Patent Marking. Each Party agrees to mark, and to make sure that its Sublicensees mark, all Products sold by or under authority of such Party pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

15.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto and shall be deemed to have been given upon receipt:

UPI: Ultragenyx Pharmaceutical Inc.

77 Digital Drive, Suite 210

Novato, CA 94949 USA

Attn: Chief Executive Officer

With Copies to (for information purposes only):

Wright Legal Advisory, LLC,

3213 W, Wheeler St, Suite 307

Seattle, WA 91899

Attn: Managing Member

NPC: Nobelpharma Co., Ltd.

Kyodo Bldg. (Horidome)

12-10 Nihonbashi-kobunacho, Chuo-Ku

Tokyo 103-0024, Japan

Attention: Managing Director and CEO

15.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the Parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the Parties and their commercial bargain.

15.9 Advice of Counsel. UPI and NPC have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

15.10 Complete Agreement. This Agreement constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of UPI and NPC.

15.11 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

15.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

Nobelpharma Co., Ltd.	Ultragenyx Pharmaceutical Inc.

/s/ Jin Shiomura	/s/ Emil Kakkis
Name: Jin Shiomura	Name: Emil Kakkis
Title: Managing Director and CEO	Title: CEO and President

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